Exhibit 10.1

Promissory Note

On this 13th day of December, 2010, in return for valuable consideration received, Ness Energy International, Inc., 1900 E. 15th, Bldg. 600, Edmond, OK 73013 the “Borrower” promises to pay to Viceroy, LLC, 1900 E. 15th, Bldg. 600, Edmond, OK 73013, the "Lender", the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), together with interest thereon at the rate of Eight percent (8.0%) per annum.

Payment - Principal and accrued interest may be paid by tendering to Lender either cash or shares of Ness Energy International, Inc. common stock of equivalent value. For purposes of such payment, common stock of Ness Energy International, Inc. shall be valued at .0180 dollars per share (the closing price on the date of this note) discounted by forty percent (40.0%) or a net price of .0108 dollars per share.

Payment Due Date - The entire unpaid principal and accrued interest thereon shall become due and payable at the later of six (6) months from the date of this note or the date Borrower is legally able to issue Common Stock for this purpose. The due date may be extended at any time at the option of the lender.

Prepayment - This Note may be prepaid in whole or in part at any time without premium or penalty. All payments shall first be applied to interest, and then to principal in the order of their maturity.

Place of Payment - All payments due under this note shall be made at 1900 E. 15th, Bldg. 600, Edmond, OK 73013 or at such other place as the holder of this Note may designate in writing.

Default - In the event of default, the borrower[s] agree to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees (including both hourly and contingent attorney fees as permitted by law) for the collection of this Note upon default, and including reasonable collection charges (including, where consistent with industry practices, a collection charge set as a percentage of the outstanding balance of this Note) should collection be referred to a collection agency.

Modification - No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Transfer - The borrowers hereby waive any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agree to remain bound by the terms of this Note subsequent to any transfer, and agree that the terms of this Note may be fully enforced by any subsequent holder of this Note.

Severability of Provisions - In the event that any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

Choice of Law - All terms and conditions of this Note shall be interpreted under the laws of the State of Oklahoma.

Signed this 13th day of December, 2010

Ness Energy International, Inc.

By: ______________________________
       David M. Boyce, President

By: ______________________________
       Taylor Dillard, Chief Operating Officer